                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                EN POINTE TECHNOLOGIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
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/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
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                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                          EN POINTE TECHNOLOGIES, INC.
                   100 NORTH SEPULVEDA BOULEVARD, 19TH FLOOR
                          EL SEGUNDO, CALIFORNIA 90245

                            ------------------------

                               CONSENT STATEMENT
               CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

                             ---------------------

To the Stockholders of EN POINTE TECHNOLOGIES, INC.:

    This Consent Statement is furnished to the stockholders of En Pointe Technologies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of written consents on behalf of the Board of Directors of the Company (the "Board of Directors") with respect to the matter set forth below. This Consent Statement is first being mailed to stockholders of the Company on or about August 11, 2000.

    In connection with this Consent Statement, stockholders are being asked to consider and consent to a proposal (the "Proposal") to amend the Company's 1996 Stock Incentive Plan (the "1996 Stock Plan") to increase the number authorized shares under the 1996 Stock Plan by 1,500,000 from 1,260,000 to 2,760,000.

    The purpose and effect of this amendment of the 1996 Stock Plan, which is recommended by the Board of Directors, is to allow the future issuance or sale of additional shares of Common Stock to the Company's employees, officers, directors, consultants and service providers as from time to time may be approved by the Board of Directors.

    The principal executive office of the Company is 100 North Sepulveda Boulevard, 19th Floor, El Segundo, California 90245. The telephone number of the principal executive office of the Company is (310) 725-5200.

    YOUR CONSENT IS IMPORTANT, SINCE APPROVAL OF THE AMENDMENT REQUIRES THE WRITTEN CONSENT OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK. ACCORDINGLY, YOU ARE URGED TO READ AND TO CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS CONSENT STATEMENT.

             The date of this Consent Statement is August 11, 2000.

                              GENERAL INFORMATION

    Under Delaware law, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote were present and voted, and those consents are properly delivered to the corporation. The Company's Certificate of Incorporation does not limit the right of stockholders of the Company to take action by written consent.

    The Board of Directors has fixed the close of business on August 1, 2000 as the record date for the determination of stockholders entitled to consent to the Proposal (the "Record Date"). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to consent to the Proposal. The Board has also fixed September 15, 2000 as the date on or after which the written consents will be tabulated.

    On the Record Date, the Company had outstanding 6,529,354 shares of Common Stock, which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote by written consent.

    The cost of soliciting consents will be borne by the Company. In addition to solicitation by mail, officers, directors, and other employees of the Company may solicit consents by telephone, telegraph or personal contact without additional compensation.

    Consents in the accompanying form that are properly executed and dated, duly returned and not revoked will be tabulated in accordance with the instructions on such consents. If a consent is executed but no indication is made with respect to the matter contained in such consent as to which action is to be taken, such consent will be deemed to constitute a consent to the particular matter(s) contained thereon with respect to which no indication is made. Any consent may be revoked in writing at any time prior to the close of business on the date that consents signed by a sufficient number of stockholders to take the action are received by the Company. The unrevoked signed and dated consents of the holders of a majority of the Common Stock outstanding as of the Record Date are necessary to effect the approval of the Proposal.

                                 PROPOSAL NO. 1
         AMENDMENT TO THE 1996 STOCK OPTION PLAN TO INCREASE THE TOTAL
  NUMBER OF SHARES ISSUABLE UNDER THAT PLAN FROM 1,260,000 TO 2,760,000 SHARES

INTRODUCTION

    The stockholders are being asked to vote on a proposal to approve an amendment to increase the number of shares of Common Stock authorized for issuance under the 1996 Stock Incentive Plan (the "1996 Stock Plan") by an additional 1,500,000 shares. The amendment to the 1996 Stock Plan was approved by the Board of Directors on May 25, 2000, subject to stockholder approval. The proposed amendment would increase the authorized number of shares of Common Stock issuable under the 1996 Stock Plan by 1,500,000 shares and would reserve the additional shares for issuance under the 1996 Stock Plan, bringing the total number of shares of Common Stock subject to the 1996 Stock Plan to 2,760,000. The Board believes it is in the best interests of the Company to increase the share reserve so that the Company can continue to attract and retain the services of those persons essential to the Company's growth and financial success.

    The 1996 Stock Plan was originally adopted by the Board of Directors and approved by the stockholders in March 1996. The 1996 Stock Plan was amended by the Board of Directors on July 21, 1998 and approved by the stockholders on August 11, 1998.

    The following is a summary of the principal features of the 1996 Stock Plan, as recently amended for the share increase. The summary, however, does not purport to be a complete description of all the provisions of the 1996 Stock Plan. Any stockholder who wishes to obtain a copy of the 1996 Stock Plan may do so by written request to the Secretary, En Pointe Technologies, Inc., 100 N. Sepulveda Boulevard, 19th Floor, El Segundo, California 90245.

DESCRIPTION OF THE 1996 STOCK PLAN

    The 1996 Stock Plan, as amended, currently authorizes up to 2,760,000 shares of Common Stock for issuance under the terms of the 1996 Stock Plan, subject to adjustment in the number and kind of shares subject to the 1996 Stock Plan and to outstanding shares in the event of stock splits, stock dividends or certain other similar changes in the capital structure of the Company. The 1996 Stock Plan provides for grants of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and rights to purchase shares of Common Stock ("Purchase Rights"). Incentive stock options, nonqualified stock options and Purchase Rights may be granted to employees of the Company and its subsidiaries and affiliates. Nonqualified stock options and Purchase Rights may be granted to employees of the Company and its subsidiaries and affiliates, non-employee directors and officers, consultants and other service providers. As of June 30, 2000, approximately 557 persons were eligible to participate in the 1996 Stock Plan.

    The Compensation Committee of the Board of Directors administers the 1996 Stock Plan (the "Administrator"). The Administrator has the full power and authority to interpret the 1996 Stock Plan, select the recipients of options and Purchase Rights, determine and authorize the type, terms and conditions of, including vesting provisions, and the number of shares subject to, grants under the 1996 Stock Plan, and adopt, amend and rescind rules relating to the 1996 Stock Plan. The term of options may not exceed 10 years from the date of grant (5 years in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The option exercise price for each share granted pursuant to a nonqualified stock option may not be less than 80% of the fair market value of a share of Common Stock at the time such option is granted. The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock at the time such option is granted (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). There is no minimum purchase price for shares of Common Stock purchased pursuant to a Purchase Right, and any such purchase price shall be determined by the Administrator. The maximum number of shares for which options or Purchase Rights may be granted to any one person during any one calendar year under the 1996 Stock Plan is 275,000. The aggregate fair market value of the Common Stock (determined as of the date of grant) with respect to which incentive stock options granted under the 1996 Stock Plan or any other stock option plan of the Company become exercisable for the first time by any optionee during any calendar year may not exceed $100,000.

    The option price of an incentive stock option or nonqualified stock option is payable in full upon exercise, and the purchase price of stock purchased pursuant to a Purchase Right must be paid in full upon the acceptance of the Purchase Right. Payment of the option price upon exercise of a stock option or for shares purchased pursuant to a Purchase Right may be made in cash, by check, by the delivery of shares of Common Stock (valued at their fair market value as of the date of the exercise of an option or Purchase Right), by the optionee's or purchaser's promissory note in a form and on terms acceptable to the Administrator, by the cancellation of indebtedness of the Company to the optionee or purchaser, by the waiver of compensation due or accrued to the optionee or purchaser for services rendered, or by any combination of the foregoing methods of payment. In addition, the option price for options granted under the 1996 Stock Plan may be made by a "same day sale" commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. ("NASD Dealer") whereby the optionee irrevocably elects to exercise his or her option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company, by a "margin" commitment from the optionee and an NASD Dealer whereby the optionee irrevocably elects to exercise his or her option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company, or any combination of the foregoing methods of payment.

    Neither options nor Purchase Rights granted under the 1996 Stock Plan may be transferred other than by will or by the laws of descent and distribution. Shares purchased pursuant to Purchase Rights generally shall be restricted for a period of time, during which such shares may be repurchased by the Company, and therefore these shares may not be sold, assigned, pledged or transferred until such time as the Company no longer has the right to reacquire any such shares.

    The 1996 Stock Plan provides that each non-employee director of the Company shall automatically be granted a non-qualified option to purchase 5,000 shares of Common Stock upon his or her election and reelection to the Board of Directors so long as such reelection occurs at least twelve months after his or her initial election to the Board of Directors of the Company. The option price of such options shall be at 80% of the fair market value of the Common Stock on the date such director is elected or reelected, as the case may be, and shall become exercisable with respect to one-third ( 1/3) of the shares subject to such option three months after such election or reelection and the remaining one-third ( 1/3) of such shares twenty-seven (27) months after such election or reelection. The term of such options shall be ten years. The Board of Directors may alter, amend, suspend or terminate the 1996 Stock Plan at any time. However, any changes which affect or impair the rights of any person who holds an outstanding stock option or Purchase Right may not be effected without such person's consent. Unless sooner terminated by the Board of Directors, the 1996 Stock Plan will terminate on March 1, 2006.

    The following table contains information concerning certain stock options granted under the Company's 1996 Stock Plan during the fiscal year ended September 30, 1999:

                                                        WEIGHTED
                                                        AVERAGE
                                                         PRICE      NUMBER OF
NAME AND POSITION                                      ($/SHARE)     SHARES
-----------------                                      ----------   ---------
Attiazaz "Bob" Din...................................    $  --            --

Javed Latif..........................................    $  --            --

Jacob S. Stettin.....................................    $  --            --

Kevin Schatzle.......................................    $  --            --

Ellis Posner.........................................    $  --            --

All Current Executive Officers as a Group (5
  persons)...........................................    $  --

Non-Executive Director Group (4 persons).............    $5.05        10,000

Non-Executive Officer Employee Group (89 persons)....    $6.31       267,000

------------------------

* As of September 30, 1999, the market value of the Company's Common Stock as reported by the Nasdaq Stock Market was $10.75 per share.

FEDERAL INCOME TAX CONSEQUENCES

    The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

    INCENTIVE STOCK OPTIONS. There is no taxable income to an employee when an incentive stock option is granted or when that option is exercised; however, generally the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be included in the optionee's alternative minimum taxable income upon exercise. If stock received on exercise of an incentive stock option is disposed of in the same year the option was exercised, and the amount realized is less than the stock's fair market value at the time of exercise, the amount includable in the alternative minimum taxable income will be the amount realized upon the sale or exchange of the stock, less the taxpayer's basis in the stock. Gain realized by an optionee upon the sale of stock issued upon exercise of an incentive stock option is taxable as long-term capital gain, and no tax deduction is available to the Company, unless the optionee disposes of the stock within two years after the date of grant of the option or within one year after the date of exercise. In such event the difference between the option exercise price and the and fair market value of the shares on the date of the optionee's exercise will be taxed at ordinary income rates, and, subject to Section 162(m) of the Code (which limits the deductibility of compensation in excess of $1,000,000 for certain executive officers), the Company will be entitled to a deduction to the extent the employee must recognize ordinary income.

    NONQUALIFIED STOCK OPTIONS. The recipient of a nonqualified stock option will not realize taxable income upon the grant of the option, nor will the Company will be entitled to take any deduction. Upon the exercise of a nonqualified stock option, the optionee will realize ordinary income and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. The Company may be required to withhold taxes on the ordinary income realized by an optionee upon exercise of nonqualified stock options in order to be entitled to the tax deduction. An optionee's basis for the stock for purposes of determining gain or loss on any subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the nonqualified stock option.

    PURCHASE RIGHTS. The receipt of restricted stock pursuant to a Purchase Right will not cause a recipient to realize taxable income until the expiration of any repurchase rights retained by the Company with respect to such stock, unless the recipient makes an election under Section 83(b) of the Code to be taxed as of the date of purchase. If no repurchase rights are retained or if a
Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the difference between the purchase price paid for the shares and the fair market value of such shares on the date of purchase. If no
Section 83(b) election is made or if repurchase rights are retained, the recipient will realize taxable income on each date that the recipient's ownership rights vest (i.e., when the Company no longer has the right to repurchase all or a portion of the shares). The recipient will recognize ordinary income, and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the purchase price paid for such shares. However, if the recipient is subject to
Section 16(b) of the Exchange Act, and if no Section 83(b) election was made at the time of purchase, the date that ordinary income is recognized for shares which vest within six months of purchase date shall be deferred to six months from the date of purchase.

BOARD OF DIRECTORS' RESERVATION OF RIGHTS

    The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of the Proposal.

NO DISSENTERS' RIGHTS

    Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Company's increase of shares reserved for issuance pursuant to the 1996 Stock Plan.

REQUIRED CONSENT AND RECOMMENDATION OF BOARD DIRECTORS

    The affirmative written consent of a majority of the outstanding shares of Common Stock on the Record Date will be required to approve the amendment to the 1996 Stock Plan. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against the Proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOUR WRITTEN CONSENT TO APPROVE THE AMENDMENT TO THE 1996 STOCK PLAN.

                             ADDITIONAL INFORMATION

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of August 1, 2000 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company's executive officers named in the Summary Compensation Table (see "Executive Compensation--Summary Compensation Table") and (iv) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

                                                          SHARES BENEFICIALLY
                                                                OWNED(1)
                                                         ----------------------
NAME OF BENEFICIAL OWNER(1)                               NUMBER     PERCENTAGE
---------------------------                              ---------   ----------
Attiazaz "Bob" Din(2)..................................    509,452       7.8%
Naureen Din(2).........................................    509,452       7.8%
Zubair Ahmed(3)........................................    642,396       9.8%
Mark Briggs............................................         --        --
Verdell Garroutte(4)...................................      3,333         *
Javed Latif(5).........................................      8,355         *
Jacob J. Stettin.......................................      3,334         *
Kevin Schatzle(6)......................................     30,832         *
Ellis Posner(7)........................................     20,580         *
Ali Mohyuddin Din(8)...................................    211,551       3.2%
Mediha M. Din(8).......................................    211,551       3.2%
All executive officers and directors as a group
  (9 persons)(9).......................................  1,727,734      26.5%

------------------------

*   Less than 1%.

 (1) Applicable percentage of ownership at August 1, 2000, is based upon 6,529,354 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of August 1, 2000 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (2) Bob and Naureen Din are married, and each may therefore be deemed to have a beneficial interest in each other's shares of Common Stock. Does not include 211,551 shares of Common Stock owned of record by Mediha Din, Mr. and Mrs. Din's child. The address of Mr. Din is at the Company's principal executive offices, 100 North Sepulveda Boulevard, 19th Floor, El Segundo, California 90245. Mr. and Mrs. Din have each disclaimed beneficial ownership in each other's shares. Includes 50,000 shares issuable upon exercise of vested options.

 (3) The address of such stockholder is at the Company's principal executive offices, 100 North Sepulveda Boulevard, 19th Floor, El Segundo, California 90245.

 (4) Consists of 3,333 shares issuable upon exercise of vested options.

 (5) Consists of 8,355 shares issuable upon exercise of vested options and options vesting within 60 days of August 1, 2000.

 (6) Consists of 30,832 shares issuable upon exercise of vested options and options vesting within 60 days of August 1, 2000.

 (7) Consists of 20,580 shares issuable upon exercise of vested options and options vesting within 60 days of August 1, 2000.

 (8) Ali Mohyuddin Din and Mediha M. Din are the children of Bob and Naureen Din. The address of such stockholders is at the Company's principal executive offices, 100 North Sepulveda Boulevard, 19th Floor, El Segundo, California 90245.

 (9) Includes 116,434 shares issuable upon exercise of vested options and options vesting within 60 days of August 1, 2000.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table shows compensation paid or accrued to the Chief Executive Officer and the four other most highly compensated officers of the Company (the "Named Executive Officers"), who were employed by the Company during the fiscal year ended September 30, 1999.

                                                                                              LONG TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                      ANNUAL COMPENSATION(1)                -------------
                                          -----------------------------------------------    SECURITIES
                                           FISCAL                                            UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR      SALARY        BONUS         OTHER      OPTIONS (#)
---------------------------               --------   --------      --------      --------   -------------
Attiazaz "Bob" Din(2)...................    1999     $835,590(3)         --           --       500,000(12)
  Chairman of the Board, Chief Executive    1998      500,000            --           --            --
  Officer and President                     1997      437,500      $202,864(4)                  50,000

Javed Latif(5)..........................    1999     $168,422      $200,004(6)        --       150,000(12)
  Executive Vice President and Chief        1998      168,422        73,019(6)        --        25,000
  Financial Officer                         1997      151,000        81,001(6)        --        50,000

Jacob J. Stettin(7).....................    1999     $150,000      $100,000(8)        --        75,000(12)
  Senior Vice President and General         1998      150,000        50,000(8)        --        10,000
  Counsel                                   1997       57,404            --           --        10,000

Kevin Schatzle..........................    1999     $150,000      $100,004(9)        --       150,000(12)
  Senior Vice President                     1998      150,000       395,418(9)        --        20,000
                                            1997      150,000       689,860(9)        --        50,000

Ellis Posner............................    1999     $153,208      $ 98,583(10)  $54,000(11)     50,000(12)
  Senior Vice President of Sales            1998      158,026       120,500(10)   41,500(11)     50,000
                                            1997      123,000       106,094(10)       --        10,000

------------------------

 (1) Does not include the value of prerequisites and other personal benefits granted to the Named Executive Officers which in the aggregate did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

 (2) Mr. Din was appointed Chief Executive Officer in January 1996 and became President of the Company on January 8, 1999.

 (3) Includes $104,167 compensation for services rendered to and paid by the Company's subsidiary, firstsource.com, for a two-month period from May 1, 1999 through June 30, 1999. Also, includes a payment by the Company of $314,757 for accrued vacation.

 (4) Consists of a bonus payment payable pursuant to an April 1997 amendment to Mr. Din's employment agreement. See "--Employment Agreements."

 (5) Mr. Latif became Chief Financial Officer of the Company on January 1, 1999.

 (6) Consists of a payment payable pursuant to the establishment of a bonus plan for Mr. Latif in May 1997.

 (7) Mr. Stettin joined the Company as General Counsel on May 7, 1997 and was appointed Senior Vice President on May 6, 1999.

 (8) Consists of a bonus payment payable pursuant to Mr. Stettin's employment agreement in effect since fiscal 1997.

 (9) Includes $374,583 and $589,860 of sales commission payments for the fiscal years 1998 and 1997, respectively, with the remainder consisting of a bonus payable pursuant to Mr. Schatzle's employment agreement. For the fiscal year 1999, only bonus under the employment agreement was paid.

 (10) Consists of a bonus payment payable pursuant to Mr. Posner's employment agreement in effect since fiscal 1997. See "--Employment Agreements."

 (11) Other compensation consists of unaccountable allowances for auto ($12,000 and $9,000) and expenses ($42,000 and $32,500) for the fiscal years 1998 and 1997, respectively.

 (12) Relates to stock options granted by the Company's subsidiary, firstsource.com.

    OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth stock options granted to the Named Executive Officers during fiscal 1999:

                                                 INDIVIDUAL GRANTS
                             ---------------------------------------------------------
                                             PERCENT OF
                                                TOTAL                                       POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF         OPTIONS                                         ASSUMED ANNUAL RATES OF
                             SECURITIES      GRANTED TO                                      STOCK PRICE APPRECIATION FOR
                             UNDERLYING       EMPLOYEES                                              OPTION TERM
                              OPTIONS          IN LAST        EXERCISE      EXPIRATION      ------------------------------
NAME                          GRANTED        FISCAL YEAR       PRICE           DATE              5%               10%
----                         ----------      -----------      --------      ----------      ------------      ------------
Attiazaz "Bob" Din.........        --              --         $    --              --        $       --        $       --
                              500,000(1)          9.0%         0.1375(2)      5/10/09         1,100,566(3)      2,789,049(3)

Javed Latif................        --              --         $    --              --        $       --        $       --
                              150,000(1)          2.7%         0.1250(2)      5/10/09           330,170(3)        836,715(3)

Jacob S. Stettin...........        --              --         $    --              --        $       --        $       --
                               75,000(1)          1.4%         0.1250(2)      5/10/09           165,085(3)        418,357(3)

Kevin Schatzle.............        --              --         $    --              --        $       --        $       --
                              150,000(1)          2.7%         0.1250(2)      5/10/09           330,170(3)        836,715(3)

Ellis Posner...............        --              --         $    --              --        $       --        $       --
                               50,000(1)          0.9%         0.1250(2)      5/10/09           110,057(3)        278,905(3)

    FISCAL 1999 YEAR-END OPTION VALUES

                                               NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                AT FISCAL YEAR END                 AT FISCAL YEAR END(1)
                                          -------------------------------      ------------------------------
NAME                                      EXERCISABLE       UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                                      ------------      -------------      -----------      -------------
Attiazaz "Bob" Din......................      50,000               --          $   62,500(4)       $    --
                                             500,000(1)            --          $1,681,250(3)       $    --
Javed Latif.............................      50,180           16,070          $   63,029(4)       $47,206(4)
                                             150,000(1)            --          $  506,250(3)       $    --
Jacob S. Stettin........................      16,667            3,333          $   16,667(4)       $ 5,833(4)
                                              75,000(1)            --          $  253,125(3)       $    --
Kevin Schatzle..........................      93,644           12,856          $  158,775(4)       $37,765(4)
                                             150,000(1)            --          $  506,250(3)       $    --
Ellis Posner............................      42,860           32,140          $  122,214(4)       $94,411(4)
                                              50,000(1)            --          $  168,750(3)       $    --

------------------------

 (1) Option grants related to firstsource.com, the Company's subsidiary.

 (2) The market price per share of firstsource.com common stock on the day of grant was $3.50.

 (3) Based on a per share price of $3.50, the price per share of common stock of the Company's subsidiary, firstsource.com, sold in a private placement on July 28, 1999.

 (4) Based on a per share price of $10.75, the closing price of the Common Stock as reported on the Nasdaq National Market on September 30, 1999 for En Pointe Technologies, Inc.

STOCK OPTION AND PURCHASE PLANS

    1996 STOCK PLAN

    See "Proposal No. 1--Description of 1996 Stock Plan."

    EMPLOYEE STOCK PURCHASE PLAN

    The En Pointe Technologies, Inc. Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and stockholders in March 1996 and, as amended, covers an aggregate of 500,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code, will be implemented by six-month offerings with purchases occurring at six-month intervals. The Purchase Plan is administered by the Compensation Committee. Employees are eligible to participate if they are employed by the Company for at least 20 hours per week, are customarily engaged for more than five months per calendar year and if they have been employed by the Company or a designated subsidiary for at least 90 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 20% of an employee's annual compensation. The maximum number of shares of Common Stock that an employee may purchase during any offering period is 2,500 and during any calendar year is $25,000 (determined using the fair market value at the grant date). The price of Common Stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of the six-month offering period or the applicable purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment. The Board of Directors may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect shares previously purchased under the Purchase Plan, and amendments which (i) increase the number of shares that may be issued under the Plan, (ii) materially modify eligibility requirements or (iii) materially increase the benefits accruing to participants, must have stockholder approval. The Purchase Plan will terminate on October 31, 2006.

EMPLOYMENT AGREEMENTS

    Mr. Din's employment agreement with the Company was originally entered into as of March 1, 1996, and was amended in April 1997. This agreement provides for an annual base salary of $500,000, plus, beginning in April 1997, a bonus equal to 3.5% of the Company's pre-tax net income (if $4.5 million or greater) and terminates on the later of (i) the fifth anniversary of the date the agreement was entered into, or (ii) five years following the date on which either Mr. Din or the Company gives a notice of non-renewal or termination. Upon termination of Mr. Din's employment agreement by the Company for reason other than "cause", as defined in the employment agreement, or by Mr. Din for "good reason", as defined in the employment agreement, Mr. Din will be entitled to receive, as severance pay, guaranteed monthly salary payments in the amount of Mr. Din's current salary for a period of five years, plus the payment of certain additional benefits, such as health insurance for the same term. However, Mr. Din's agreement prohibits him from competing with the Company for five years following the date of his termination. Pursuant to his employment agreement, Mr. Din is obligated, subsequent to his termination, to offer first to the Company any block of 50,000 shares or more of the Company's Common Stock offered by him or his wife for sale, if offered for sale other than pursuant to an over-the-counter or exchange transaction.

    Mr. Din's agreement also contains confidentiality, intellectual property rights and dispute resolution provisions. In fiscal 1996, the Company entered into employment agreements with each of Javed Latif and Kevin Schatzle. Each of these agreements has a five-year term ending in 2001, with an automatic three-year extension. Mr. Latif's and Mr. Schatzle's agreements provide for annual base salaries of $151,000 and $150,000, respectively. Beginning in April 1997, Mr. Latif became entitled to a quarterly bonus equal to 2.5% of the Company's pre-tax net income in that quarter beginning on July 1, 1997. In addition, each of Mr. Latif and Mr. Schatzle is entitled to receive a minimum of four weeks annual vacation, an automobile allowance of at least $1,500 per month as well as medical and disability insurance. The Board of Directors may also, at its discretion, award each of Mr. Latif and Mr. Schatzle a bonus, with such bonus to be paid consistent with executive bonus programs of the Company, if any, in existence during any of Mr. Latif's or Mr. Schatzle's period of employment with the Company. These agreements also provide for severance payments consisting of twelve months' salary in the event that the Company terminates either of Mr. Latif's or Mr. Schatzle's employment without "cause" (as defined in each of Mr. Latif's or Mr. Schatzle's employment agreement) or if either of Mr. Latif or Mr. Schatzle terminates his employment with the Company for "good reason" (as defined in each of Mr. Latif's and Mr. Schatzle's employment agreement). These agreements may be terminated by the Company with or without "cause." These agreements contain additional provisions regarding benefits and dispute resolution.

    Mr. Stettin's employment agreement with the Company was entered into May 7, 1997. The agreement provides an annual salary of $150,000 with a $50,000 bonus payable upon the discretion of the Board of Directors. In addition, the agreement provides a $2,500 bonus for each successful acquisition completed by the Company and severance pay equal to one year's base salary. The agreement contains confidentiality, conflict of interest, and non-compete provisions.

    Effective October 1, 1997, the Company entered into an employment agreement with Ellis Posner, pursuant to which Mr. Posner is entitled to receive an annual salary of $149,000 plus a monthly draw of $7,583 against any bonus payable to Mr. Posner, an accountable expense allowance, an automobile allowance of $1,000 per month, up to three weeks of paid vacation per year and certain other employee benefits such as medical and disability insurance. Mr. Posner is entitled to a quarterly bonus based upon the number of new sales offices opened each quarter, a guaranteed quarterly bonus of $25,000 and a quarterly bonus based upon the Company meeting certain revenue targets. Mr. Posner's employment agreement is scheduled to terminate on October 1, 2000. The agreement may be terminated by the Company with or without "cause" by written notice of the Company. In the event the Company terminates his employment without "cause" or if Mr. Posner terminates his agreement for "good reason," the Company shall pay a cash severance payment equal to twelve (12) months' total base salary. Under the terms of the agreement, Mr. Posner is prohibited from competing with the Company for a period of twelve (12) months following the date of his termination. The agreement contains additional provisions regarding benefits and dispute resolution.

OTHER COMPENSATION ARRANGEMENTS

    401(K) PLAN

    Effective as of July 1993, the Company adopted the En Pointe
Technologies, Inc. Employee Savings Plan (the "401(k) Plan"), which is a retirement profit sharing plan that covers all U.S. employees of the Company who are 21 years old or older and have completed six months of service. The 401(k) Plan provides that employees may elect to defer, in the form of contributions to the 401(k) Plan, up to 20% of the total compensation that would otherwise be paid to the employee. However, the administrator of the 401(k) Plan has adopted a policy of limiting the contributions of employees whose annual total compensation is equal to or less than $66,000 up to 15% of total compensation, and limiting the contributions of employees whose annual total compensation is greater than $66,000 to up to 8% of total compensation that would otherwise be paid to the employee, in either case not to exceed $10,000 in 1999 (subject to adjustment annually as provided in the Code). The Company may make discretionary matching contributions to the 401(k) Plan, but the Company has not made any contributions to the 401(k) Plan to date. Contributions are held under a group annuity contract and are invested in selected eligible investments. Employee contributions are fully vested and non forfeitable at all times.

DIRECTORS' COMPENSATION

    The Company's directors do not receive cash compensation for attendance at Board of Directors or committee meetings, but may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. The Company's 1996 Stock Plan provides that each non-employee director of the Company shall automatically be granted a non-qualified option to purchase 5,000 shares of Common Stock upon his or her election and reelection to the Board of Directors so long as such reelection occurs at least twelve months after his or her initial election to the Board of Directors of the Company. The option price of such options is at 80% of the fair market value of the Common Stock on the date such director is elected or reelected, as the case maybe, and shall become exercisable with respect to one-third ( 1/3) of the shares subject to such option three (3) months after such election or reelection, one-third
( 1/3) of such shares nine (9) months after such election or reelection and the remaining one-third ( 1/3) of such shares twenty-seven (27) months after such election or reelection. The term of such options shall be ten years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee during the fiscal year ended September 30, 1999 consisted of Mark Briggs and Verdell Garroutte, neither of whom has served as an executive officer or employee of the Company or any of its subsidiaries for the five years ending September 30, 1999.

STOCKHOLDER PROPOSALS

    Any stockholder desiring to submit a proposal for action at the 2001 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than October 19, 2000 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

    On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

    With respect to the Company's 2001 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company's proxy statement, by January 3, 2001, the Company will be allowed to use its voting authority as outlined.

OTHER INFORMATION

    The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York City and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. In addition, copies of the Company's financial statements filed with the SEC will be mailed to stockholders without charge upon receipt of written request to Secretary, En Pointe Technologies, Inc., 100 N. Sepulveda Boulevard, 19th Floor, El Segundo, California 90245.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          BOB DIN
                                          CHIEF EXECUTIVE OFFICER

El Segundo, California
August 11, 2000

    STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICE AND TO DATE, SIGN, AND RETURN THE ENCLOSED CONSENT IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                          EN POINTE TECHNOLOGIES, INC.

                                    CONSENT

    THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EN POINTE TECHNOLOGIES, INC. (the "Company"). The Board of Directors of En Pointe Technologies, Inc. RECOMMENDS CONSENT on the proposal.

    Stockholders are urged to mark, sign, date and mail promptly this Consent Card in the envelope provided. Consents must be received at the address of the Company by 5:00 p.m., California time, on or before September 15, 2000, unless the deadline is extended without further notice. If not otherwise terminated, the Consent Solicitation Period terminates 60 days after the earliest-dated Consent.

    THIS CONSENT CARD IS INTENDED TO OBTAIN CONSENT AND THIS CARD SHALL BE DEEMED TO INDICATE A CONSENT TO THE PROPOSAL IF NOT INDICATED TO THE CONTRARY.

    EACH CONSENT MUST BE SIGNED AND DATED.

    Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, give title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person. Please do not forget to SIGN and DATE this Consent Card.

    Please return this Consent Card promptly, using the enclosed envelope. No postage is required if mailed in the United States of America.

PLEASE SIGN, DATE AND INDICATE APPROVAL BELOW.

PROPOSAL 1:        / /  APPROVE        / /  DISAPPROVE       / /  ABSTAIN


Proposal 1.             To consent to the amendment of the En Pointe
                        Technologies, Inc. 1996 Stock Incentive Plan to increase the authorized number of shares of Common Stock issuable
                        thereunder by 1,500,000 from 1,260,000 to 2,760,000.

                                         SIGNATURE(S)

                    ____________________________________________________________
                                         Signature

                    ____________________________________________________________
                                         Signature (if held jointly)
                                         Title or authority (if applicable)

                                         Date:___________, 2000

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A CONSENT TO "APPROVE" PROPOSAL NO. 1. THIS CONSENT CARD WILL BE COUNTED AS YOU INDICATE ABOVE; IN THE ABSENCE OF SUCH INDICATION, IT WILL BE DEEMED TO INDICATE CONSENT TO "APPROVE" THE FOREGOING PROPOSAL.